Exhibit 10.1

SEPARATION AND RELEASE OF CLAIMS AGREEMENT

This Separation and Release of Claims Agreement (the “Agreement”) is entered into by and between LifeStance Health Group, Inc. (“LifeStance”), and Pablo Pantaleoni (“Employee”).

RECITALS

A. Prior to July 1, 2025 (the “Termination Date”), Employee was employed by LifeStance;

B. Employee and LifeStance have agreed to separate effective on the Termination Date; and

C. Employee and LifeStance desire to resolve all disputes that may exist between them, whether known or unknown, including, but not limited to, disputes relating to Employee’s employment relationship with LifeStance and the termination of that employment relationship. To that end, Employee and LifeStance agree as set forth below.

AGREEMENT

1.
Termination Date. Employee acknowledges that Employee’s employment with LifeStance will end effective on the Termination Date. Regardless of whether Employee signs this Agreement, and in addition to the Separation Consideration outlined in Section 2, LifeStance will, in accordance with state law, pay Employee all compensation earned through the Termination
2.
Separation Consideration. In consideration of Employee entering into this Agreement and although LifeStance is otherwise under no legal obligation to do so, it agrees to: (i) pay the Employee severance equal to Four Hundred and Twenty-Five Thousand Dollars and Sixteen Cents ($425,000.16), which will be paid in two equal installments with the first installment paid within ten days after the Termination Date and the second installment paid within ten days after January 1, 2026 (ii) pay for 12 months of COBRA premiums in the amount of Thirty Thousand Two Hundred and Forty Six Dollars and Thirty-Six Cents ($30,246.36) with such payment due within ten days after the Termination Date; and (iii) vest Employee in 145,135.000 RSU (restricted stock units) of LifeStance within ten days after January 1, 2026, ensuring that Employee retains rights to the vested RSUs (collectively, hereinafter the “Separation Consideration”). LifeStance acknowledges that any restrictions relating to the RSUs, if applicable, have been communicated in writing to the Employee prior to the execution of this Agreement. All legally required payroll withholdings/deductions will be made from this Separation Consideration. The parties agree that the Separation Consideration and the Final Compensation constitute all consideration due to the Employee as a result of Employee’s termination of employment and execution of this Agreement.
3.
General Release by Employee. In consideration of LifeStance entering into this Agreement and paying the Separation Consideration, Employee agrees as follows:
a.
Employee acknowledges that the terms of this Agreement provide Employee rights that are greater than, and are in lieu of, those that might be available under any other agreements with LifeStance or under any LifeStance severance or separation pay plans and programs for which Employee is eligible (collectively the “Other

Agreements and Programs”). Employee acknowledges that Employee will not be entitled to, and does hereby waive, any rights under the Other Agreements and Programs. Employee also acknowledges that this Agreement is intended to, and shall, supersede and replace any other compensation due to Employee now or in the future under the Other Agreements and Programs.
b.
In exchange for the Separation Consideration, Employee, on behalf of Employee and Employee’s affiliates, predecessors, successors, heirs, agents and assigns, hereby irrevocably and unconditionally releases, waives and forever discharges LifeStance and its affiliates, shareholders, predecessors, successors, assigns, representatives, officers, directors, agents, employees, and any other person or entity affiliated, connected or associated with or in any way related to LifeStance (collectively “Releasees”) from all legal, statutory, and equitable claims and from all causes of action, suits, obligations, liabilities, demands, complaints, damages, losses, debts, costs and expenses, known or unknown, suspected or not, which Employee may have or claim to have (regardless of whether Employee has asserted or is aware of the claim) based on any set of facts in existence on the date that Employee signs this Agreement, including those relating in any way to either Employee’s employment relationship or termination of employment relationship with LifeStance or any other matter, including, but not limited to, any claims for equity in LifeStance that has not vested in accordance to its terms as of the date hereof except as specified in Section 2. The parties intend that this release shall be broadly construed in favor of LifeStance and the Releasees. The foregoing release does not apply to any claims arising under this Agreement.
c.
This release includes all claims arising under any federal, state, county or local law prohibiting employment relationship discrimination on the basis of age, color, disability, ethnic or national origin, marital status, military status, race, religion, sex, sexual orientation, or other factor. The release specifically includes all claims under Federal Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq.; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e, et seq.; the Civil Rights Act of 1866, as reenacted, 42 U.S.C. § 1981; the Equal Pay Act of 1963, 29 U.S.C. § 206(d); the Family and Medical Leave Act, 29 U.S.C. § 2601, et seq.; the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq.; the Vocational Rehabilitation Act, 29 U.S.C. § 701, et seq.; the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq.; the National Labor Relations Act, as amended, 29 U.S.C. § 141, et seq.; Executive Order 11246; the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq.; Sarbanes-Oxley Act of 2002, 15 U.S.C. § 7201, et seq.; the Occupational Safety and Health Act, 29 U.S.C § 651, et seq.; the Fair Labor Standards Act (FLSA); Florida Civil Human Rights Act, as amended, Fla. Stat. Ann. §§ 760.01 et seq.; The Florida AIDS Act, Fla. Stat. Ann. §§ 760.50 et seq.; Florida Wage Discrimination Law, as amended, Fla. Stat. Ann. § 725.07; Florida Equal Pay Law, as amended, Fla. Stat. Ann. § 448.07; Florida Whistleblower Protection Law, Fla. Stat. Ann. § 448.102; Florida Wage Payment Laws, Fla. Stat. Ann. §§ 222.15, 532.01 et seq.; Military Leave Non-Discrimination Law, Fla. Stat. Ann. §§ 250.482, 250.82; Florida Minimum Wage Law, Fla. Stat. Ann. §§ 448.109 to 448.110; Florida Right to Work Law, Fla. Stat. Ann. §§ 447.01 et seq.; Florida Wage Payment Law, Fla. Stat. Ann.

§§ 532.01 et seq.; Florida Workers Compensation retaliation provision, Fla. Stat. Ann. § 440.205; Florida Domestic Violence Leave law Fla. Stat. Ann. § 741.313; Florida Law on Wages/Hours/Payroll, Fla. Stat. Ann. §§ 443.071, 443.171, F.A.C. § 60BB-2.032; state common law; and any and all other local, state, and/or federal statutory, executive order, or constitutional provisions pertaining to an employment relationship that arose or accrued before Employee signed this Agreement. The release also includes all claims arising under any other statute, tort, contract, promise, or representation, written or oral, including claims for wrongful or retaliatory termination, actual or punitive damages, compensation, commissions, bonuses, severance, vacation pay or other paid leave or time off, payments or other benefits under employee pension and welfare benefit plans, and attorneys’ fees and costs. Employee acknowledges that there are no accrued or vested benefits. The foregoing release does not apply to any claims arising under this Agreement.
d.
The release does not waive any rights provided by this Agreement and to benefits that are fully accrued and vested. It also does not waive claims or rights that as a matter of law cannot be waived by this Agreement, including filing a charge with, testifying, or participating in an investigation conducted by certain government agencies. It does, however, waive any right to monetary recovery if any agency (such as the U.S. Equal Employment Opportunity Commission) pursues any claims on Employee’s behalf. The Employee acknowledges and agrees that Employee has disclosed any potential non-compliance with laws or regulations that Employee is aware of as of the date hereof to LifeStance’s Chief Compliance Officer.
e.
Notwithstanding the foregoing, Employee does not waive rights, if any, Employee may have to unemployment insurance benefits or workers’ compensation benefits. Nothing in this paragraph prohibits Employee from paying COBRA premiums to maintain Employee’s participation, if any, in LifeStance’s group health plan to the extent allowed by law and by the terms, conditions, and limitations of the health plan.
f.
For the purpose of implementing a full and complete release and discharge of the Releasees, Employee expressly acknowledges that, except as provided herein, this Agreement in intended to include in its effect, without limitation, all claims that Employee did not know of or suspect to exist in Employee’s favor at the time of the execution of this Agreement, regardless of whether the knowledge of such claims, or the facts upon which they might be based, would have materially affected the settlement of this matter, and that the consideration received from each other was also for the release of those claims and contemplates the extinguishment of any such claims.
4.
General Release by LifeStance. In further consideration of the Employee’s execution of this Agreement and the mutual covenants contained herein, LifeStance, on behalf of itself and its subsidiaries, hereby irrevocably and unconditionally releases, waives, and forever discharges the Employee from all legal, statutory, and equitable claims and from all causes of action, suits, obligations, liabilities, demands, complaints, damages, losses, debts, costs, and expenses, whether known or unknown, suspected or not, which LifeStance may have or claim to have against the Employee related in any way to the Employee's employment relationship with

LifeStance or its termination other than claims based on willful misconduct or fraud. This release shall not apply to any claims arising under this Agreement or those claims that cannot be released by law.

5.
Continued Protection of Confidential Information. Employee agrees that Employee will not at any time, directly or indirectly, without written authorization from LifeStance, make use of or disclose to any Person any business-related, proprietary, secret and/or confidential information, knowledge, trade secrets, or other confidential data relative to the business, products, services, practices, or patients or customers of LifeStance or its affiliates coming within Employee’s possession during Employee’s employment relationship with LifeStance. Such information includes, but is not limited to, trade secrets, salaries, financial information, patient information, marketing information, pricing, sales information, personal employee information, or any other information of a similar confidential, sensitive or competitive nature. As used herein, “Person” means an individual, corporation, partnership, limited liability company, or other form of business entity. Employee acknowledges that nothing in this Agreement shall alter or affect Employee’s continuing obligations under any non-disclosure agreement or non-competition agreement Employee executed during Employee’s employment relationship with LifeStance, if applicable.
6.
No Pending Proceeding. Both the Employee and LifeStance represent and warrant that neither party has filed any complaints, charges, or claims for relief against the other with any local, state or federal court or administrative agency which currently are outstanding. Each party agrees that, if they have done so, they will forthwith dismiss all such complaints, charges and/or claims for relief with prejudice. Furthermore, both parties agree and covenant not to bring any complaints, charges, or claims against the other with respect to any matters arising out of the employment relationship or its termination. Employee further represents that Employee is not aware of any injury or disease that may have arisen out of Employee’s employment relationship with LifeStance for which a workers’ compensation claim or proceeding may be filed by or for Employee’s after signing this Agreement.
7.
Return of Property. Employee represents and warrants that Employee has returned to LifeStance all documents, property and records owned by, belonging to or created by LifeStance, or any other Releasee, and all copies thereof (the “LifeStance Property”). Employee also represents and warrants that Employee has not retained any copies of any LifeStance Property and that Employee has no LifeStance Property in Employee’s possession, custody or control. The LifeStance Property includes, but is not limited to, keys, wares, products, complete and/or partial documents, correspondence, reports, memoranda, notes, software, computer disks, manuals, computerized information and reports.
8.
Confidentiality. Employee represents and agrees to keep the fact and amount of this settlement completely confidential, and that Employee will not publicize or disclose the conditions, terms or contents of this Agreement in any manner, whether in writing or orally, to any person, directly or indirectly, or by or through any agent, representative, attorney, or any other person unless compelled to do so by law or except as necessary to effectuate the terms of this Agreement. Under no circumstance may Employee state or indicate to persons not authorized herein that Employee has received any consideration from LifeStance as part of this settlement. Employee may discuss this Agreement with Employee’s attorney(s) and accountant(s) as long as

Employee informs such persons that the terms of this Agreement are confidential and direct that they maintain the same. Employee may also disclose the terms of this Agreement to the taxing authorities, i.e., the Internal Revenue Service or state equivalent, and when directed by a court of competent jurisdiction. This paragraph shall not prevent LifeStance from disclosing such facts and circumstances to its management employees, or to the management employees of its affiliates, as LifeStance determines, in its sole discretion, have a need to know. Additionally, this paragraph shall not prevent LifeStance from disclosing such facts and circumstances as necessary to comply with the rules and regulations of the United States Securities and Exchange Commission, and any state counterparts or Blue-Sky laws or in the event of litigation to enforce the terms of this Agreement or any other agreement between LifeStance and the Employee.
9.
Indemnification. LifeStance agrees to indemnify and hold harmless the Employee consistent with respect to its policies for executive officers.
10.
Non-Disparagement. Employee agrees that Employee will not disparage or criticize LifeStance or any other Releasee, or their products, services, practices, business affairs and/or financial condition, to any third person or entity. LifeStance agrees that Officers and Directors will not disparage or criticize Employee to any third person or entity.
11.
Acknowledgement of Receipt of All Wages Due. Employee agrees and acknowledges that any dispute related to the payment of wages or other compensation to Employee is hereby resolved to Employee’s complete and full satisfaction and that Employee has, in fact, received all wages and compensation to which Employee is due with the sole exception of the Final Compensation referenced in Section 1 of the Agreement and the Separation Consideration referenced in Section 2 of the Agreement, which shall be paid in accordance with this Agreement.
12.
No Workplace Injuries. As of the date of signing this Agreement, Employee represents and affirms that Employee has not sustained any workplace injury nor does Employee have any occupational diseases of any kind that have not already been resolved. Employee does not intend to file any claim or seek any benefits of any kind under Florida’s workers’ compensation laws.
13.
Future Cooperation. Employee agrees to cooperate fully with LifeStance with respect to any investigations, legal proceedings, or other matters that specifically relate to matters that arose during Employee’s employment. Such cooperation shall be limited to providing information or testimony as reasonably necessary, and Employee shall not be required to engage in any matters that are not directly related to his employment. LifeStance shall provide reasonable notice prior to any required participation, and any such participation shall be scheduled at a time that is mutually convenient for both parties.
14.
Return of Separation Consideration. Employee agrees that if Employee materially breaches any provision of this Agreement, Employee will not be entitled to, and therefore will not receive, any of the consideration specified herein and may forfeit the Separation Consideration. A “material breach” shall be defined as a significant failure to comply with the terms of this Agreement, and Employee shall be afforded a thirty (30) days’ written notice of such breach pursuant to Section 15 and an opportunity to cure the breach prior to any forfeiture of the Separation Consideration.
15.
Notice. Any notice or communication required or permitted under this Agreement shall be in writing and shall be deemed given when delivered personally, sent by registered or certified mail (return receipt requested), or sent by a nationally recognized overnight courier service, to the addresses specified below or such other addresses as either party may designate in writing.
a.
To LifeStance:

[INSERT ADDRESS]

[ATTENTION: ____ ]

b.
To Employee:

Pablo Pantaleoni

[***]

[***]

With a copy (which shall not constitute notice) to:

Trembly Law Firm

Attn: Krystina Endara, Esq.

9700 South Dixie Highway, Penthouse 1100,

Miami, Florida 33156

Email: [***]

16.
Severability. If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall remain in full force and effect. The invalid provision shall be reformed to reflect the parties’ original intent to the fullest extent permitted by law.
17.
No Admission. Employee and LifeStance acknowledge that this Agreement does not constitute an admission of any fault, liability or wrongdoing by either party. Both Employee and LifeStance specifically deny any liability or wrongful acts against the other party. Furthermore, this Agreement shall not be construed as an admission that either party has any claims whatsoever against the other.
18.
Authority. Both Employee and LifeStance represent and warrant that they have not previously assigned, conveyed or pledged to any third person any claims released by this Agreement, and that they have full right and authorization to waive, relinquish and compromise those claims as set forth above. LifeStance further represents and warrants that the individual signing this Agreement on behalf of LifeStance has the authority to bind LifeStance to the terms of this Agreement.
19.
Waiver. No waiver, express or implied, by either party of any breach of this Agreement shall be considered a waiver of any other breach.
20.
Complete Agreement. Both Employee and LifeStance agree that this Agreement contains the entire agreement and understanding between them concerning the subject matter hereof, and that this Agreement supersedes and replaces all prior negotiations, proposed agreements, agreements or representations; provided, however, that this Agreement does not relieve the Employee of any covenants or duties owned to LifeStance, including but not limited to any confidentiality, noncompete or non-solicitation obligations, if applicable. Except as set forth in the proceeding sentence, LifeStance and Employee agree and acknowledge that neither

LifeStance, Employee, nor any agent or attorney of either, has made any representation, warranty, promise or covenant whatsoever, express or implied, not contained in this Agreement, to induce the other to execute this Agreement.
21.
Attorneys’ Fees. Both Employee and LifeStance agree that in the event that a dispute shall arise concerning this Agreement, the prevailing party shall be entitled to recuperate their attorney’s fees from the other party.
22.
Choice of Law. Both Employee and LifeStance agree that this Agreement, and any claims related to this Agreement, and/or Employee’s employment relationship with LifeStance, whether such claims are in the nature of tort, contract, or otherwise, shall be construed in accordance with the laws of the State of Florida.
23.
Venue. Both Employee and LifeStance consent and submit to the jurisdiction of any state or federal court of the State of Florida in any action or proceeding arising out of, or related in any way to, this Agreement. Both Employee and LifeStance agree that all claims of whatever type arising out of, or related in any way to, this Agreement, the employment relationship between Employee and LifeStance, or the termination of that relationship by LifeStance shall be brought exclusively in a state or federal court in Florida. Both Employee and LifeStance waive any defense of inconvenient forum to the maintenance of any action or proceedings so brought, and waive any bond, surety, or other security that might be required of any party. Employee and LifeStance each agree that if any action or proceeding arising out of, or related in any way to, this Agreement is brought in any other court or forum other than a state or federal court in Florida, the action or proceeding shall be dismissed with prejudice and the party bringing the action or proceeding shall pay the other party’s legal fees and costs.
24.
Acknowledgment. Employee acknowledges that Employee has read this Agreement carefully and that Employee fully understands this Agreement. Employee acknowledges that Employee has executed this Agreement voluntarily and of Employee’s own free will, and that Employee is knowingly and voluntarily releasing and waiving all Claims Employee may have against LifeStance and any other Releasee.
25.
Headings. The headings appearing in this Agreement are solely for the convenience of the reader and shall not affect the interpretation or meanings of the provisions set forth.
26.
Counterpart Originals. This Agreement may be executed in counterparts, which together will be considered one document. A facsimile signature shall be deemed an original signature.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

LifeStance Health Group, Inc.

/s/ Marcy Osborn
By: Marcy Osborn
Its: Senior HR Director

/s/ Pablo Pantaleoni	Date	May 9, 2025
Pablo Pantaleoni